 Exhibit (a)(1)(D)
U.S. OFFER TO PURCHASE FOR CASH
COMMON SHARES, PAR VALUE S/ 1.00 PER SHARE,
HELD BY U.S. HOLDERS
AND
AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS FIVE COMMON SHARES,
HELD BY ALL HOLDERS, WHEREVER LOCATED,
OF
AENZA S.A.A.
(FORMERLY GRAÑA Y MONTERO S.A.A.)
PURSUANT TO THE U.S. OFFER TO PURCHASE DATED JUNE 16, 2021
BY
IG4 CAPITAL INFRASTRUCTURE INVESTMENTS LP
WHICH IS JOINTLY OWNED BY
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-A LP
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-B LP
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-C LP
AND
IG4 CAPITAL INFRASTRUCTURE CO-INVESTMENTS A LP
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2021, UNLESS THE U.S. OFFER IS EXTENDED.
June 16, 2021
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated June 16, 2021 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal”), corresponding to the offer by IG4 Capital Infrastructure Investments LP, a limited partnership organized under the laws of Scotland (“Purchaser”), which is jointly owned by IG4 Capital Private Equity Investments II-A LP, IG4 Capital Private Equity Investments II-B LP, IG4 Capital Private Equity Investments II-C LP and IG4 Capital Infrastructure Co-Investments A LP, each a limited partnership organized under the laws of England and Wales (collectively, “IG4”), to purchase your Common Shares and/or ADSs (each as defined below) for cash.
Purchaser is offering to purchase 107,198,601 common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”), of Aenza S.A.A. (formerly Graña y Montero S.A.A.), a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five (5) Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by The Bank of New York Mellon, acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of December 31, 2018, among the Company, the ADS Depositary and all owners and holders from time to time of ADSs issued thereunder, which represent in the aggregate approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs, through concurrent tender offers in Peru and in the United States.

Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 1.88 per Common Share and S/ 9.40 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer — Terms of the U.S. Offer — Material Terms — Consideration and Payment” of the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying ADS Letter of Transmittal (together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).
Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase.
We (or our nominees) are the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions.
Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal (including any necessary proration as described in the Offer to Purchase).
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 15, 2021, UNLESS THE U.S. OFFER IS EXTENDED.
Your attention is directed to the following:
1.   The U.S. Offer commenced on June 16, 2021 and will expire at 5:00 p.m., New York City time, on July 15, 2021, unless the U.S. Offer is extended (the latest time and date at which the U.S. Offer will expire, the “Expiration Date”).
2.   Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of Sub-section II, Section III of Title III of the Securities Market Law of Peru, Single Text of Administrative Procedures, approved by Supreme Decree No. 093-2002-EF (the “Peru Securities Market Law”), the provisions of the Tender Offer Regulations of Peru, approved by CONASEV Resolution No. 009-2006-EF/94.10, as amended from time to time (the “Peru Tender Offer Regulations”), and certain exemptions to the Peru Tender Offer Regulations granted by the Superintendence of the Stock Market in Peru to Purchaser by means of Oficio No. 2517-2020-SMV/11.1, to purchase Common Shares from all holders of Common Shares, wherever located (the “Peru Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
3.   The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. U.S. holders of Common Shares who wish to participate in the Offers may do so by either (a) depositing, at no cost to such holders, their Common Shares with the ADS Depositary, for issuance of ADSs, which may be tendered in the U.S. Offer or (b) tendering their Common Shares in the Peru Offer. Holders of Common Shares that are not U.S. holders may not use the Offer to Purchase and may only tender their Common Shares into the Peru Offer. A separate prospectus, for use by holders of Common Shares, wherever located, is being published concurrently in Peru, in accordance with the Peru Securities Market Law and the Peru Tender Offer Regulations.
4.   Purchaser is offering to purchase 107,198,601 Common Shares, including Common Shares represented by ADSs, in the aggregate, pursuant to the Offers, which represents approximately 12.29% of the outstanding Common Shares, including Common Shares represented by ADSs. If more than 107,198,601 Common Shares, including Common Shares represented by ADSs, are validly tendered (and not properly withdrawn) in the Offers, Purchaser will purchase a pro rata number of Common Shares, including Common Shares represented by ADSs (with adjustments to avoid purchases of fractional Common Shares or ADSs (although “odd-lots” of fewer than five (5) Common Shares (“Odd-Lots”) will be accepted to the extent practicable)), from all tendering holders of Common Shares and ADSs, so that Purchaser would purchase no more than 107,198,601 Common Shares, including Common Shares represented by ADSs, in the aggregate pursuant to the Offers (see “The U.S. Offer — Terms of the U.S. Offer — Proration” of the Offer to Purchase).
5.   The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion and, in relation to holders of ADSs only, a fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement), to such holders. A cancellation fee will not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in the Offer to Purchase.
Purchaser expects to announce the final results of the Offers, including the results of the application of proration (if applicable) within two (2) trading days after the Expiration Date, and to pay for Common Shares and ADSs accepted for payment on the third (3rd) trading day after the Expiration Date. For purposes of the Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange (Bolsa de Valores de Lima) and the New York Stock Exchange, Inc. are open for trading. The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted by Larraín Vial Sociedad Agente de Bolsa S.A., which has been appointed by Purchaser to act as tender agent in the Peru Offer (the “Peru Tender Agent”), from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited by the Peru Tender Agent with The Bank of New York Mellon, which has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”), on the second (2nd) trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate obtainable by the Peru Tender Agent on the spot market in Lima, Peru on the second (2nd) trading day after the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer — Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
6.   The Offers are subject to the satisfaction or waiver of certain conditions as described in the section “The U.S. Offer — Conditions to the Offers” of the Offer to Purchase.
7.   Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than certain parties as described in the section “The U.S. Offer — Fees and Expenses” of the Offer to Purchase) for soliciting tenders of Common Shares and/or ADSs pursuant to the U.S. Offer. IG4 may reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offers to their customers.
8.   Under no circumstances will Purchaser pay interest on the consideration paid for Common Shares and ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment (see “The U.S. Offer — Terms of the U.S. Offer — Acceptance for Payment and Payment for Common Shares and/or ADSs” of the Offer to Purchase).
9.   Purchaser is not providing for guaranteed delivery procedures. Therefore, we may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only methods for accepting the U.S. Offer are the procedures set forth in the Offer to Purchase (see “The U.S. Offer — Procedures for Tendering into the U.S. Offer” of the Offer to Purchase).
10.   If a holder of Common Shares or ADSs that is a U.S. person for U.S. federal income tax purposes does not provide a properly completed Internal Revenue Service (“IRS”) Form W-9 that is signed under penalties of perjury, and which includes the holder’s correct taxpayer identification number (which generally is the holder’s social security or federal employer identification number), or does not otherwise establish an exemption, such holder may be subject to required backup U.S. federal income tax withholding (at a rate of 24%) of the gross proceeds payable to such holder in exchange for its Common Shares or ADSs. A copy of IRS Form W-9 is included with the ADS Letter of Transmittal. A tendering holder of ADSs that is not a U.S. person may establish such holder’s exemption from backup withholding by submitting to the applicable withholding agent a properly completed IRS Form W-8, signed under penalties of perjury, which Innisfree M&A Incorporated (the “Information Agent”) will provide upon request and which may be obtained from the IRS on its Internet website: www.irs.gov (see “The U.S. Offer — Tax Considerations —Information Reporting and Backup Withholding” of the Offer to Purchase).
11.   U.S. holders of Common Shares that wish to participate in the U.S. Offer may, pursuant to the instructions contained in the Offer to Purchase, deposit their Common Shares for issuance of ADSs (each of which will represent five (5) Common Shares) that will be tendered into the U.S. Offer (subject to proration) as set forth in the Offer to Purchase (see “The U.S. Offer — Procedures for Tendering into the U.S. Offer —Tender of Common Shares” of the Offer to Purchase). To do so, prior to the Expiration Date, they must (a) deposit, or instruct their local custodian or securities intermediary to deposit, their Common Shares with Scotiabank Perú as custodian (the “ADS Custodian”), for the account of the ADS Depositary using the account details set forth below, (b) instruct the ADS Depositary to register ADSs in their name on an uncertificated basis, by supplying the instructions set forth below to the ADS Custodian, and (c) properly complete, duly execute and deliver an ADS Letter of Transmittal covering those ADSs, and any other required documents, to the U.S. Tender Agent, at one of addresses set forth below. Local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 5:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. U.S. holders of Common Shares should consult their local custodian or securities intermediary to determine the cut-off time and date applicable to them, and whether they will be charged any transaction or service fee.
U.S. holders of Common Shares should instruct their local custodian or securities intermediary to deliver the Common Shares they intend to tender into the U.S. Offer to the ADS Custodian, using the following account details:
Scotiabank Perú
Scotiabank BIC:	BSUDPEPL
Cavali S.A. ICLV R.U.T. No.:	320695
For the account of:	The Bank of New York Mellon DR
Place of Settlements (PSET):	CVLIPEPLXXX
Attn.:	Ronald Alpiste Rodriguez, Jaime Eduardo Soto Salas, Manuel Moreno Sanchez, Gianmarco Alexander Ormaeche Aranda
Ref:	IG4 / ADS issuance for tender into the U.S. Offer
The delivery of the Common Shares to the ADS Custodian must be accompanied by the following instructions to be supplied to the ADS Custodian:
Name of holder to whom the ADSs are to be registered:
Ref:	IG4 / ADS issuance for tender into the U.S. Offer
In order for the ADSs representing tenders from U.S. holders of Common Shares to be validly tendered, the ADS Letter of Transmittal must be sent to the U.S. Tender Agent with the same registered holder’s information supplied above to the ADS Custodian.
Each ADS will represent five (5) Common Shares. U.S. holders of Odd-Lots who wish to participate in the U.S. Offer may deposit these Odd-Lots with the ADS Custodian as described above. To the extent practicable, the ADS Depositary will combine Odd-Lots of Common Shares with other Odd-Lots to create whole ADSs that Purchaser will accept for payment, upon the terms and subject to the conditions of the U.S. Offer.
To the extent that Purchaser accepts for payment such Common Shares, including Odd-Lots, tendered in the U.S. Offer, after the application of proration, if applicable, Purchaser will purchase the ADSs representing those Common Shares. U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs accepted for payment pursuant to the U.S. Offer. To the extent Purchaser does not accept for payment such Common Shares tendered in the U.S. Offer, those ADSs will be surrendered for cancellation and the Common Shares will be returned to the account in Cavali S.A. ICLV specified in the ADS Letter of Transmittal.
A tender of the ADSs held by us (or our nominee(s)) for your account may only be made by us, as the holder of record of the ADSs, pursuant to your instructions.
If you wish to have us tender any or all of your ADSs held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date of the U.S. Offer. An envelope in which to return your instructions to us is enclosed for your convenience.
THE MATERIALS RELATING TO THE U.S. OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ADSs HELD BY US (OR OUR NOMINEE(S)) FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.
THE ENCLOSED ADS LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER ADSs HELD BY US FOR YOUR ACCOUNT. IF YOU WISH TO TENDER SUCH ADSs INTO THE U.S. OFFER, YOU MUST COMPLETE, SIGN AND RETURN TO US THE INSTRUCTION FORM ATTACHED TO THIS LETTER.
The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares and ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.
Payment for Common Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent in accordance with the procedures set forth in the section “The U.S. Offer — Procedures for Tendering into the U.S. Offer” of the Offer to Purchase.
You may request additional information or copies of the Offer to Purchase, the ADS Letter of Transmittal and any other documents from the Information Agent, at its address and telephone numbers set forth below.
The Information Agent for the U.S. Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Holders may call toll free: 1 (888) 750-5834 (from the U.S. and Canada)
From outside the U.S. and Canada, please call:
+1 (412) 232-3651
Banks and Brokers may call collect:
(212) 750-5833
Email (for material requests only):
info@innisfreema.com

INSTRUCTION FORM WITH RESPECT TO
OFFER TO PURCHASE FOR CASH
107,198,601 COMMON SHARES INCLUDING COMMON SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF
AENZA S.A.A.
(FORMERLY GRAÑA Y MONTERO S.A.A.)
PURSUANT TO THE U.S. OFFER TO PURCHASE DATED JUNE 16, 2021
BY
IG4 CAPITAL INFRASTRUCTURE INVESTMENTS LP
WHICH IS JOINTLY OWNED BY
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-A LP
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-B LP
IG4 CAPITAL PRIVATE EQUITY INVESTMENTS II-C LP
AND
IG4 CAPITAL INFRASTRUCTURE CO-INVESTMENTS A LP
The undersigned hereby instruct(s) you to tender the number of ADSs indicated below (and if no number is indicated, all ADSs) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and in the ADS Letter of Transmittal.
The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein related to the U.S. Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs, including questions as to the proper completion or execution of any ADS Letter of Transmittal or other required documents and the proper form for transfer of any ADSs, will be determined by Purchaser, in its sole discretion, and that Purchaser reserves the absolute right to waive any defect or irregularity in any tender of ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of ADSs.

Number of ADSs to be Tendered:	SIGN HERE
ADSs.*
Signature(s)
Account Number:
Name(s)
Dated:
Address(es)
* Unless otherwise indicated, it will be assumed that all ADSs held for the undersigned’s account are to be tendered.	Area Code and Telephone Number
U.S. Taxpayer Identification or Social Security Number
Foreign Taxpayer Identification Number